EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION REPORTS

THIRD QUARTER 2012 RESULTS

Ann Arbor, Michigan – October 26, 2012

Kaydon Corporation (NYSE:KDN) today announced its results for the third fiscal quarter ended September 29, 2012.

Consolidated Results

Sales in the third quarter of 2012 were $123.8 million, compared to sales of $121.6 million in the third quarter of 2011. On a constant currency basis, revenues increased four percent in the third quarter of 2012.

The third quarter 2012 loss per share was $.99 compared to diluted earnings per share of $.45 in the third quarter of 2011. Adjusted earnings per share, as defined below, was $.44 in the third quarter of 2012, compared to $.50 in the third quarter of 2011. Adjusted results include charges related to the comprehensive restructuring of Kaydon’s wind energy bearings business, which was announced earlier this month.

Adjusted EBITDA, was $27.2 million, during the third quarter of 2012, compared to $29.8 million, during the third quarter of 2011. Adjusted gross margins were 34.9 percent during the third quarter of 2012, compared to 35.9 percent during the third quarter of 2011. Margins were impacted by inefficiencies associated with the ramp down of the two facilities affected by the restructuring.

This press release includes certain non-GAAP measures, including Adjusted net income, Adjusted earnings per share, EBITDA, Adjusted EBITDA and free cash flow. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.

Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. During the third quarter of 2012, such adjustments included the $46.0 million pre-tax charge associated with the recently announced restructuring of the company’s wind energy bearings business and the related impairment charge, $4.0 million of largely non-cash costs related to the recently completed wind customer arbitration, $0.4 million of due diligence and acquisition related purchase accounting costs and $1.3 million of non-cash amortization of previously incurred net actuarial losses related to postretirement benefit plans. During the third quarter, the Company offered certain former non-retiree employees with vested pension benefits the option of receiving a lump sum payment or an immediate annuity in settlement of all future pension obligations. This offer, described below, would further de-risk the Company’s pension obligations with no cash impact on operations.

Management Commentary

James O’Leary, Chairman and Chief Executive Officer commented, “The restructuring announced earlier this month proactively addressed conditions in the wind and military markets by right-sizing manufacturing capacity and lowering fixed operating costs to provide maximum operating leverage and opportunity for margin expansion going forward. While wind will continue to be an important product offering, reducing capacity was the appropriate action to take at this time. Since 2006, we have built a leadership position in a global market that recognizes both our brand and our technology. The capabilities developed to service the ever increasing demands of the wind market will also serve us well in other markets, including heavy equipment and mining.

“The rapid growth and subsequent contraction in the renewable energy market consumed considerable Company resources during the most recent supercharged wind energy cycle. With this restructuring announced and well under way, we have rebalanced and reprioritized our efforts going forward. We remain focused on achieving profitable growth, particularly in underserved international markets, and providing consistent returns to shareholders. With much of the revenue generated by our wind assets in 2012 already replaced by our last two acquisitions of Velocity Control businesses, the product focus within our Friction Control segment will center on accelerated growth of Kaydon’s traditional highly engineered bearings, internationally and in our traditional distribution channels.

“While this restructuring addresses certain sector specific concerns associated with our wind and military businesses, we still see uncertainty and softness around the world. Europe continues to be impacted by its own macroeconomic issues while growth in Asia has become increasingly challenging in recent months. That said, non-wind incoming orders during the quarter were healthy as many of our traditional markets, including military, heavy equipment and medical, experienced gains. With a non-wind book to bill of 102 percent, we saw the third consecutive quarter of non-wind orders exceeding shipments. While we wait for a more balanced and sustained improvement in business conditions, a reprioritized focus on our powerful industrial brands, and the enhanced operating leverage we expect to experience, should serve us well.”

Segment Results and Review

Friction Control Products sales in the third quarter of 2012 were $66.7 million, compared to $69.9 million in the 2011 third quarter. Excluding the restructuring and arbitration adjustments previously detailed, third quarter 2012 Friction Control Products operating income totaled $9.5 million compared to $12.3 million in the prior third quarter. Results were impacted by lower wind revenues of $16.0 million, as compared to $19.2 million in the third quarter of 2011. Excluding wind, Friction Control Products’ sales were flat compared to the prior year. Operating income was negatively affected by inefficiencies and lower cost absorption associated with the ramp down of wind operations and the reduction of inventory.

Velocity Control Products sales in the third quarter of 2012 were $29.9 million, compared to $24.4 million in the third quarter of 2011. Operating income for this segment totaled $6.6 million, compared to $6.1 million in the prior third quarter. This segment benefited from both the Fabreeka acquisition and improved sales in Asia, which offset weakness in Europe.

Other Industrial Products sales in the third quarter of 2012 were $27.3 million, compared to $27.4 million in the 2011 third quarter. Operating income equaled $2.7 million in the third quarter of 2012, compared to operating income of $2.9 million in the third quarter of 2011.

Order Activity

Orders were $105.7 million in the third quarter of 2012, compared to $130.4 million in the third quarter of 2011. Non-wind orders were $109.7 million in the third quarter of 2012 compared to $92.2 million in the prior third quarter, reflecting strength in military and the contribution of Fabreeka’s operations.

Backlog at September 29, 2012 was $151.3 million compared to $169.5 million at June 30, 2012, and $205.1 million at October 1, 2011. Excluding wind orders, backlog at September 29, 2012 was $141.3 million compared to $139.5 million at June 30, 2012, and $135.6 million at October 1, 2011.

Financial Position and Free Cash Flow

Free cash flow was $20.4 million in the third quarter of 2012, compared to $10.5 million in the third quarter of 2011, primarily driven by a $14 million current quarter reduction in working capital.

As of September 29, 2012, the Company had cash and cash equivalents totaling $52.0 million, up $13 million from the second quarter. Kaydon had borrowings outstanding in the principal amount of $50.0 million under the revolving credit facility and $146.3 million under the term loan facility as of September 29, 2012.

During the third quarter, the Company offered certain former non-retiree employees with vested pension benefits the option of receiving a lump sum payment or an immediate annuity in settlement of all future pension obligations. This de-risking of our pension obligations will reduce future pension liabilities proportionately. Depending on the level of acceptance, the Company may incur a fourth quarter 2012 non-cash settlement after-tax charge of between $0.0 and $4.1 million resulting from the acceleration of associated unrecognized actuarial losses currently being amortized. There will be no current impact on the Company’s cash flow as the distributions will be funded using the assets of the pension plan.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of industrial, military, alternative energy, aerospace, medical and semiconductor equipment, and aftermarket customers.

Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a third quarter 2012 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-417-8516 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

Alternatively, interested parties are invited to listen to the conference call on the internet at:

http://w.on24.com/r.htm?e=526480&s=1&k=601DDE8317B1817CE4593E2000E0CBC3

or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Third Quarter 2012 Conference Call” icon.

To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday, November 1, 2012 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 3033430.

Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	Timothy J. Heasley Senior Vice President & Chief Financial Officer (734) 680-2018	READ IT ON THE WEB http://www.kaydon.com

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$123,849	$121,637	$364,688	$352,007
Cost of sales	87,361	78,795	245,599	226,359

Gross profit	36,488	42,842	119,089	125,648
Selling, general and administrative expenses	25,026	22,498	72,822	67,358
Impairment charge	42,953	0	42,953	0

Operating income (loss)	(31,491)	20,344	3,314	58,290
Interest expense	(955)	(98)	(2,138)	(293)
Interest income	59	88	238	377

Income (loss) before taxes	(32,387)	20,334	1,414	58,374
Provision for income taxes	(1,084)	5,830	8,902	17,722

Net income (loss)	$(31,303)	$14,504	$(7,488)	$40,652

Earnings per share:
Basic	($0.99)	$0.45	($0.24)	$1.25

Diluted	($0.99)	$0.45	($0.24)	$1.25

Dividends declared per share	$0.20	$0.20	$11.10	$0.58

Weighted average common shares outstanding:
Basic	31,756	31,931	31,748	32,229

Diluted	31,756	31,950	31,748	32,254

KAYDON CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 29, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$52,009	$225,214
Accounts receivable, net	93,391	78,441
Inventories, net	108,096	110,206
Other current assets	17,040	16,701

Total current assets	270,536	430,562

Property, plant and equipment, net	120,408	168,946

Assets held for sale	6,531	—
Goodwill, net	190,143	157,087
Other intangible assets, net	49,794	31,140
Other assets	2,736	3,962

Total assets	$640,148	$791,697

Liabilities and Shareholders’ Equity:

Accounts payable	$21,945	$19,699
Accrued expenses	21,942	29,766
Current portion long-term debt	9,375	—

Total current liabilities	53,262	49,465

Long-term debt	186,875	—
Other long-term liabilities	69,881	57,594

Total long-term liabilities	256,756	57,594

Shareholders’ equity	330,130	684,638

Total liabilities and shareholders’ equity	$640,148	$791,697

KAYDON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net income (loss)	$(31,303)	$14,504	$(7,488)	$40,652
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,154	5,128	15,329	15,095
Amortization of intangible assets	1,007	816	2,585	2,274
Amortization of stock awards	572	1,102	2,367	3,125
Stock option compensation expense	190	317	1,525	995
Excess tax benefits from stock-based compensation	19	(37)	(654)	(95)
Non-cash postretirement benefits curtailment gain	—	—	—	(142)
Non-cash impairment charge	42,953	—	42,953	—
Deferred financing fees	123	97	593	291
Contributions to qualified pension plans	(5,790)	(840)	(7,959)	(1,952)
Net change in receivables, inventories and trade payables	13,698	(8,824)	(2,622)	(25,466)
Net change in other assets and liabilities	(1,416)	2,198	2,524	497

Net cash from operating activities	25,207	14,461	49,153	35,274

Cash Flows from Investing Activities:
Capital expenditures	(4,854)	(4,134)	(12,976)	(11,865)
Dispositions of property, plant and equipment	51	133	2,012	210
Acquisition of business, net of cash acquired	—	(563)	(51,567)	(39,610)

Net cash used in investing activities	(4,803)	(4,564)	(62,531)	(51,265)

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	—	—	200,000	—
Repayments of long-term borrowings	(1,875)	—	(3,749)	—
Debt issuance costs	—	—	(1,357)	—
Cash dividends paid	(6,405)	(6,143)	(355,297)	(18,652)
Purchase of treasury stock	—	(6,569)	(1,199)	(34,719)
Excess tax benefits from stock-based compensation	(19)	37	654	95
Proceeds from exercise of stock options	22	—	134	39

Net cash used in financing activities	(8,277)	(12,675)	(160,814)	(53,237)

Effect of exchange rate changes on cash and cash equivalents	1,143	(1,401)	987	1,668

Net increase (decrease) in cash and cash equivalents	13,270	(4,179)	(173,205)	(67,560)

Cash and cash equivalents—Beginning of period	38,739	223,267	225,214	286,648

Cash and cash equivalents—End of period	$52,009	$219,088	$52,009	$219,088

KAYDON CORPORATION

REPORTABLE SEGMENT INFORMATION

(In thousands)

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Net sales
Friction Control Products	$66,709	$69,885	$204,037	$196,530
Velocity Control Products	29,865	24,373	78,652	69,330
Other Industrial Products	27,275	27,379	81,999	86,147

Total consolidated net sales	$123,849	$121,637	$364,688	$352,007

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
Operating income (loss)
Friction Control Products (1)	$(40,534)	$11,080	$(18,541)	$32,480
Velocity Control Products	6,631	6,050	18,181	17,760
Other Industrial Products	2,687	2,937	7,616	9,869

Total segment operating income (loss)	(31,216)	20,067	7,256	60,109
Items not allocated to segment operating income	(275)	277	(3,942)	(1,819)
Interest expense	(955)	(98)	(2,138)	(293)
Interest income	59	88	238	377

Income (loss) before taxes	$(32,387)	$20,334	$1,414	$58,374

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments are combined and disclosed as “Other Industrial Products.”

(1)	The Friction Control Products operating loss included $46.0 million of impairment, severance and other charges associated with the wind restructuring program in the third quarter of 2012 and first nine months of 2012 and a net charge of $4.0 million associated with the conclusion of a customer arbitration.

Kaydon Corporation

Reconciliation of Non-GAAP Measures

(In thousands)

	Three Months Ended		Nine Months Ended		LTM
	September 29,	October 1,	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011	2012	2011
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$25,207	$14,461	$49,153	$35,274	$68,765	$62,749
Capital expenditures, net of dispositions	(4,803)	(4,001)	(10,964)	(11,655)	(14,017)	(15,738)

Free cash flow, as defined (non-GAAP)	$20,404	$10,460	$38,189	$23,619	$54,748	$47,011

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Three Months Ended		Nine Months Ended		LTM
	September 29,	October 1,	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011	2012	2011
Adjusted EBITDA, as defined (non-GAAP)
Net income (loss) (GAAP)	$(31,303)	$14,504	$(7,488)	$40,652	1,192	$51,966
Net interest (income)/expense	896	10	1,900	(84)	1,881	(157)
Provision for income taxes	(1,084)	5,830	8,902	17,722	12,187	23,586
Depreciation and amortization of intangible assets	6,161	5,944	17,914	17,369	23,840	23,521
Stock-based compensation expense (1)	762	1,419	3,892	4,120	5,288	5,480

EBITDA, as defined (non-GAAP)	(24,568)	27,707	25,120	79,779	44,388	104,396

Arbitration costs	3,989	505	4,132	1,040	9,309	1,636
Impairment and restructuring related costs (2)	46,076	757	46,294	2,493	46,574	3,105
Due diligence and purchase accounting costs	402	173	1,953	1,573	2,151	2,600
Recapitalization costs	—	—	267	—	267	—
Curtailment gains	—	—	—	(142)	(133)	(527)
Amortization of net actuarial loss	1,263	703	3,516	2,098	4,218	2,692

Adjusted EBITDA, as defined (non-GAAP)	$27,162	$29,845	$81,282	$86,841	$106,774	$113,902

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
(2)	Includes wind restructuring related impairments and other costs including fixed asset impairments of $43.0 million, inventory impairment of $1.1 million, accounts receivable reserves of $1.3 million, severance costs of $0.4 million, and asset retirement obligations of $0.2 million for the three months and nine months ended September 29, 2012.

Kaydon’s management believes EBITDA, as defined above and Adjusted EBITDA, as defined, both non-GAAP measures, are determinants of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is a metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, and Adjusted EBITDA, as defined should be viewed as supplemental data, rather than as substitutes or alternatives to the comparable GAAP measure.

	Three Months Ended
	September 29, 2012	October 1, 2011
Friction Control Products Operating income, as adjusted (Non-GAAP)
Friction Control Products Operating income (loss) (GAAP)	$(40,534)	$11,080
Arbitration costs	3,989	505
Impairment and restructuring related costs (2)	46,049	757

Friction Control Products Operating income, as adjusted (non-GAAP)	$9,504	$12,342

(2)	Includes wind restructuring related impairments and other costs including fixed asset impairments of $43.0 million, inventory impairment of $1.1 million, accounts receivable reserves of $1.3 million, severance costs of $0.4 million, and other of $0.2 million for the three months and nine months ended September 29, 2012.

Kaydon’s management believes the non-GAAP measures of operating income, as adjusted, provides investors with additional information to assess the financial performance of the Company's Friction Control Products reporting segment. However, this measure should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measures.

Constant Currency Basis

Kaydon’s management believes that the non-GAAP measure constant currency basis, which presents revenue growth excluding the effect of changes in foreign currency exchange rates, provides investors with additional information to assess the financial performance of the Company from one period to another. The constant currency basis is calculated retranslating current period revenues at the exchange rates of the prior period to identify the effect of changes in foreign currency exchange rates on revenue. However, this measure should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measures.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Three months ended September 29, 2012
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$123,849	$—	$—	$—	$—	$—	$—	$—	$123,849
Gross profit	36,488	1,335	4,394	—	237	—	—	831	43,285
Gross margin	29.5%	1.1%	3.5%	0.0%	0.2%	0.0%	0.0%	0.7%	34.9%
S, G & A expenses	25,026	1,761	(405)	27	165	—	—	432	23,046
Impairment charge	42,953	42,953	—	—	—	—	—	—	0

Operating income (loss)	(31,491)	46,049	3,989	27	402	—	—	1,263	20,239
Interest, net	(896)	—	—	—	—	—	—	—	(896)

Income (loss) before taxes	(32,387)	46,049	3,989	27	402	—	—	1,263	19,343
Tax provision *	(1,084)	4,339	1,456	7	107	—	—	337	5,162

Net income (loss)	$(31,303)	$41,710	$2,533	$20	$295	$—	$—	$926	$14,181

Diluted EPS	$(0.99)	$1.31	$0.08	$—	$0.01	$—	$—	$0.03	$0.44

	Three months ended October 1, 2011
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$121,637	$—	$—	$—	$—	$—	$—	$—	$121,637
Gross profit	42,842	—	—	310	—	—	—	550	43,702
Gross margin	35.2%	0.0%	0.0%	0.3%	0.0%	0.0%	0.0%	0.5%	35.9%
S, G & A	22,498	—	505	447	173	—	—	153	21,220
Impairment charge	0	—	—	—	—	—	—	—	0

Operating income	20,344	—	505	757	173	—	—	703	22,482
Interest, net	(10)	—	—	—	—	—	—	—	(10)

Income before taxes	20,334	—	505	757	173	—	—	703	22,472
Tax provision *	5,830	—	145	217	50	—	—	202	6,444

Net income	$14,504	$—	$360	$540	$123	$—	$—	$501	$16,028

Diluted EPS	$0.45	$—	$0.01	$0.02	$0.00	$—	$—	$0.02	$0.50

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter, except for wind restructuring and impairment charge and arbitration costs.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(In thousands, except per share data)

	Nine months ended September 29, 2012
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$364,688	$—	$—	$—	$—	$—	$—	$—	$364,688
Gross profit	119,089	1,335	4,394	—	355	—	—	2,494	127,667
Gross margin	32.7%	0.4%	1.2%	0.0%	0.1%	0.0%	0.0%	0.7%	35.0%
S, G & A expenses	72,822	1,761	(262)	245	1,598	1,058	—	1,022	67,400
Impairment charge	42,953	42,953	—	—	—	—	—	—	0

Operating income	3,314	46,049	4,132	245	1,953	1,058	—	3,516	60,267
Interest, net	(1,900)	—	—	—	—	247	—	—	(1,653)

Income before taxes	1,414	46,049	4,132	245	1,953	1,305	—	3,516	58,614
Tax provision *	8,902	4,339	1,497	71	574	378	—	1,003	16,764

Net income	$(7,488)	$41,710	$2,635	$174	$1,379	$927	$—	$2,513	$41,850

Diluted EPS	($0.24)	$1.31	$0.08	$0.01	$0.04	$0.03	$—	$0.08	$1.31

	Nine months ended October 1, 2011
		Non-operating items, as defined by the Company
	GAAP	Wind restructuring and impairment charge	Arbitration Costs	Restructuring/ Severance Costs	Due Diligence/ Purchase Accounting Costs	Recapitalization Costs	Curtailment Gains	Amortization of Actuarial Loss	Adjusted (Non-GAAP)
Net Sales	$352,007	$—	$—	$—	$—	$—	$—	$—	$352,007
Gross profit	125,648	—	—	1,787	252	—	—	1,655	129,342
Gross margin	35.7%	0.0%	0.0%	0.5%	0.1%	0.0%	0.0%	0.5%	36.7%
S, G & A	67,358	—	1,040	706	1,321	—	(142)	443	63,990
Wind impairment	0	—	—	—	—	—	—	—	0

Operating income	58,290	—	1,040	2,493	1,573	—	(142)	2,098	65,352
Interest, net	84	—	—	—	—	—	—	—	84

Income before taxes	58,374	—	1,040	2,493	1,573	—	(142)	2,098	65,436
Tax provision *	17,722	—	314	763	486	—	(44)	639	19,880

Net income	$40,652	$—	$726	$1,730	$1,087	$—	$(98)	$1,459	$45,556

Diluted EPS	$1.25	$0.00	$0.02	$0.05	$0.03	$0.00	($0.00)	$0.04	$1.40

Kaydon’s management believes that certain non-GAAP measures of Adjusted operating income, Adjusted interest, net, Adjusted net income, and Adjusted earnings per share—diluted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

*	Taxed at effective tax rate for each quarter, except for wind restructuring and impairment charge and arbitration costs.